                               Exhibit 1.A.(5)(a)

           Specimen Flexible Premium Variable Life Insurance Policy

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               (A STOCK COMPANY)

                          Home Office: Columbus, Ohio
                      Administrative Office: P.O.Box 5068
                         Clearwater, Florida 33758-5068
                                  727-299-1800
-------------------------------------------------------------------------------

IN THIS POLICY the Primary Insured is named on the Policy Schedule Page. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. Of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This policy is a legal contract between the Owner and Us. READ YOUR CONTRACT CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Clearwater, Florida as of the Policy Date.


    /s/ William H. Geiger                         /s/ Jerome C. Vahl
    ---------------------                         ------------------
         Secretary                                    President



                            RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at P.O. Box 5068, Clearwater, Florida 33758 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.


                Flexible Premium Variable Life Insurance Policy
   Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

===============================================================================
                                  POLICY GUIDE
===============================================================================

CONTRACT SCHEDULE ..................................             3
DEFINITIONS ........................................             5
   Accounts ........................................             5
   Age .............................................             5
   Anniversary .....................................             5
   Beneficiary .....................................             5
   Death Benefit Proceeds ..........................             5
   Fixed Account ...................................             5
   In Force ........................................             5
   Initial Premium .................................             5
   Internal Revenue Code ...........................             5
   Maturity Date ...................................             5
   Monthiversary ...................................             5
   Net Premium .....................................             5
   Net Surrender Value .............................             6
   No Lapse Date ...................................             6
   Office ..........................................             6
   Policy Date .....................................             6
   Record Date .....................................             6
   Reallocation Date ...............................             6
   Rider ...........................................             6
   SEC .............................................             6
   Separate Account ................................             6
   Series Fund .....................................             6
   Subaccount ......................................             6
   Surrender .......................................             6
   Termination .....................................             6
   Valuation Date ..................................             7
   Valuation Period ................................             7
   Written Notice ..................................             7
GENERAL PROVISIONS .................................             7
   The Policy ......................................             7
   Ownership .......................................             7
   Beneficiary .....................................             7
   Assignment ......................................             8
   Extended Maturity Date ..........................             8
   Incontestability ................................             8
   Suicide .........................................             9
   Issue Age and Sex ...............................             9
   Annual Report ...................................             9
   Termination .....................................             9
   Policy Payment ..................................             9
   Conversion Rights ...............................             9
   Protection of Proceeds ..........................            10
DEATH BENEFIT PROVISIONS ...........................            10
  Death Benefit ....................................            10
  Specified Amount .................................            10
  Option Type ......................................            10
  Limitation Percentage ............................            10
  Changes ..........................................            11
  Death Benefit Proceeds ...........................            12
PREMIUM PROVISIONS .................................            12
  Payment ..........................................            12
  Premiums .........................................            12
  Grace Period .....................................            13
  Reinstatement ....................................            13
SEPARATE ACCOUNT PROVISIONS ........................            13
  The Separate Account .............................            13
  Subaccounts ......................................            14
  Transfers ........................................            14
  Addition, Deletion or Substitution of
     Investments ...................................            14
  Change of Investment Objective ...................            15
  Unit Value .......................................            15
POLICY VALUE PROVISIONS ............................            15
  Net Premium ......................................            15
  Allocation of Net Premiums .......................            16
  Monthly Deductions ...............................            16
  Monthly Policy Charge ............................            16
  Monthly Cost of Insurance ........................            16
  Monthly Cost of Insurance Rates ..................            17
  Subaccount Value .................................            17
  Fixed Account Value ..............................            17
  Cash Value .......................................            18
  Surrender ........................................            18
  Net Surrender Value ..............................            18
  Surrender Charge .................................            18
  Surrender Charge Upon Decrease in
     Specified Amount ..............................            19
  Withdrawals ......................................            19
  Continuation of Insurance ........................            20
  Insufficient Value ...............................            20
  Basis of Computations ............................            20
  Policy Loans .....................................            20
SETTLEMENT OPTIONS .................................            21
 Effective Date and First Payment Due ..............            21
 Betterment of Monthly Annuity .....................            21
 Availability ......................................            21
 Age ...............................................            21
 Proof of Age and Sex ..............................            21
 Proof of Survival .................................            21
 Interest ..........................................            22
 Table of Optional Methods of Settlement ...........            22

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                              Clearwater, Florida

                                POLICY SCHEDULE
===============================================================================

Primary Insured:                   JOHN DOE
Issue Age And Sex:                 35 - Male                Policy Number:                        0112345678
Specified Amount:                  $ 250,000.00             Policy Date:                          December 01, 2000
Option Type:                       B                        Record Date:                          December 01, 2000
Planned Premium:                   $2,000.00                No Lapse Date:                        December 01, 2020
Payment Frequency:                 Annually                 Maturity Date:                        December 01, 2065
Initial Payment Notice:            Direct Pay Notice        Reallocation Date:                    December 21, 2000
Initial Premium:                   $2,000.00                Minimum Monthly
                                                            Guarantee Premium:                    $ 128.75


Rate Class:                                                 Ultimate Standard
Rate Band:                                                  Band 2

Minimum Specified Amount:
                 Band 1
                          Issue Age 0-49:                   $   50,000.00
                          Issue Age 50 and Over:            $   50,000.00
                 Band 2                                     $  250,000.00
                 Band 3                                     $  500,000.00
                 Band 4                                     $1,000,000.00

Separate Account Provisions

        Separate Account:                                   [WRL Series Life Account]

        Mortality and Expense Risk Charge:
               Policy Years 1-15:                           .90% (Annually)
               Policy Years 16+:
                     Current:                               .30% (Annually)
                     Guaranteed:                            .60% (Annually)

        Reallocation Account:                               Fixed Account

Policy Value Provisions
          Net Premium Factor
                 Band 1
                     Policy Years 1-10                      94.00%
                     Policy Years 11+                       97.50%
                 Band 2
                     Policy Years 1-10                      96.00%
                     Policy Years 11+                       97.50%
                 Band 3
                     All Policy Years                       100%
                 Band 4
                     All Policy Years                       100%
        Collection Fee:
                 Direct Pay Notice:                         $ 3.00  Per Payment
                 All Other Payment Notices:                 $ 0.00
        Monthly Policy Charge
                 Initial (Guaranteed for the
                     First Policy Year):                    $5.00
                 Guaranteed:                                $7.50

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                              Clearwater, Florida


                          POLICY SCHEDULE (CONTINUED)


POLICY NUMBER: 0112345678


                          TABLE OF SURRENDER CHARGES
              PER $1000 OF SPECIFIED AMOUNT AS OF THE POLICY DATE
                 (APPLICABLE SPECIFIED AMOUNT EQUALS $250,000)


End of Year*                    Surrender Charge                       End of Year                     Surrender Charge
  AT ISSUE                           $16.48                                 9                               $ 9.89
      1                              $16.48                                 10                              $ 8.24
      2                              $16.48                                 11                              $ 6.59
      3                              $16.48                                 12                              $ 4.94
      4                              $16.48                                 13                              $ 3.30
      5                              $16.48                                 14                              $ 1.65
      6                              $14.83                                 15                              $ 0.00
      7                              $13.18                                 16+                             $ 0.00
      8                              $11.54


* The surrender charge on any date other than an end of year will be interpolated between the two end of year charges.



                                    Page 3A

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                              Clearwater, Florida


                               RIDER INFORMATION
===============================================================================
Rider
Monthly Deduction
-------------------------------------------------------------------------------
NONE

    Number:       0112345678




The monthly deductions shown above are applicable for the first policy month. For monthly deductions after the first policy month, refer to the rider form.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                              Clearwater, Florida

                                POLICY SCHEDULE
===============================================================================
                           Policy Number: 0112345678

                              TABLE OF GUARANTEED
                          MAXIMUM LIFE INSURANCE RATES

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured Commissioners 1980 Standard Ordinary Tobacco and Non-Tobacco Mortality Table

        Insured Name
        Male Lives
        Tobacco User Classification

Monthly Cost of Insurance Rates Per $ 1,000


Attained Age                      Monthly Rate                     Attained Age                     Monthly Rate

    35                              .21916                               68                          3.87916
    36                              .23416                               69                          4.19333
    37                              .25333                               70                          4.54000
    38                              .27500                               71                          4.92416
    39                              .30000                               72                          5.36083
    40                              .32833                               73                          5.85250
    41                              .36166                               74                          6.38833
    42                              .39583                               75                          6.98083
    43                              .43500                               76                          7.59166
    44                              .47583                               77                          8.21000
    45                              .52250                               78                          8.82583
    46                              .56916                               79                          9.45750
    47                              .62000                               80                         10.13250
    48                              .67333                               81                         10.86750
    49                              .73333                               82                         11.68333
    50                              .79166                               83                         12.58583
    51                              .87000                               84                         13.54083
    52                              .95166                               85                         14.51666
    53                             1.04500                               86                         15.48166
    54                             1.15000                               87                         16.42166
    55                             1.26166                               88                         17.44750
    56                             1.38250                               89                         18.46000
    57                             1.50750                               90                         19.47416
    58                             1.64083                               91                         20.51000
    59                             1.77916                               92                         21.61083
    60                             1.93250                               93                         23.02500
    61                             2.10500                               94                         24.84583
    62                             2.29916                               95                         27.49666
    63                             2.51916                               96                         32.04583
    64                             2.76166                               97                         40.01666
    65                             3.02416                               98                         54.83166
    66                             3.29750                               99                         83.33333
    67                             3.58416



                                    Page 4A

                                                                    DEFINITIONS
===============================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on Your birthday nearest the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY       The same day and month as the Policy Date for each
                  succeeding year the Policy remains In Force.

BENEFICIARY       The person or persons specified by the Owner to receive the
                  Death Benefit Proceeds upon Your death.

DEATH BENEFIT     The amount payable upon Your death in accordance with the
PROCEEDS          Death Benefit Provisions.

FIXED ACCOUNT     An allocation option(s) other than the Separate Account.

IN FORCE Condition under which the coverage under this Policy or Rider, if any, is active and Your life remains insured.

INITIAL           The amount which must be paid before coverage begins. The
PREMIUM           amount is shown on the Policy Schedule Page.

INTERNAL          The Internal Revenue Code of 1986, as amended.
REVENUE CODE

MATURITY DATE     The Anniversary nearest Your 100th birthday on which
                  coverage under this Policy will terminate if You are living and this Policy is In Force. The Maturity Date may be extended as provided in the Extension of Maturity Date section of the General Provisions.

MONTHIVERSARY     The day of each month coinciding with the Policy Date. If
                  there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET PREMIUM       The portion of the premium available for allocation as set forth in the Policy Value Provisions.

NET SURRENDER     The amount payable upon Surrender in accordance with the
VALUE             Policy Value Provisions of this Policy.

NO LAPSE DATE     The date, as set forth on the Policy Schedule Page, prior to which this Policy will not lapse if certain conditions are met, even though the Net Surrender Value is insufficient to meet the monthly deduction.

OFFICE Refers to Our administrative Office located in Clearwater, Florida.

POLICY DATE       The date coverage is effective and monthly deductions
                  commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.

RECORD DATE       The date the Policy is recorded on Our books as an In
                  Force Policy. The Record Date is shown on the Policy Schedule
                  Page.

REALLOCATION      The date on which any premiums are reallocated from the
DATE              Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule Page.

RIDER Any attachment to this Policy which provides additional coverages or benefits.

SEC               The United States Securities and Exchange Commission.

SEPARATE          A separate investment account shown on the Policy Schedule
ACCOUNT           Page which is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.

SERIES FUND       A designated mutual fund from which each Subaccount of the
                  Separate Account will buy shares.

SUBACCOUNT        A sub-division of the Separate Account. Each Subaccount
                  invests exclusively in the shares of specified Series Fund portfolio.

SURRENDER         The Termination of this Policy at the option of the Owner.

TERMINATION       Condition under which coverage under the Policy or any Rider is no longer In Force and Your life is no longer insured.

VALUATION DATE    Any day We are required by law to value the assets of the
                  Separate Account.

VALUATION         The period commencing at the end of one Valuation Date and
PERIOD            continuing to the end of the next succeeding Valuation Date.


WRITTEN NOTICE    Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written
                  Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative Office.


                                                             GENERAL PROVISIONS
===============================================================================

THE POLICY        This Policy is issued in consideration of the attached
                  application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No Policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our
                  President or Secretary.

OWNERSHIP         This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent Owner is named.

                  We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative Office for endorsement.

BENEFICIARY       The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent Beneficiary survives You, the benefits payable at Your death will be paid to the Owner or the Owner's estate.

                  We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT        This Policy may be assigned. We will not be bound by any
                  assignment unless made by Written Notice and received at Our
                  Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before Written Notice was received. We assume no responsibility for the validity of any assignment.

EXTENDED          The Owner may request that the Maturity Date shown on the
MATURITY DATE     Policy Schedule page be extended. The request must be in
                  writing and received by Us at least 90 days, but no more than 180 days, prior to the scheduled Maturity Date. Any Riders In
                  Force on the scheduled Maturity Date will terminate on that date and will not be extended. Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                  The Maturity Date will be extended in accordance with either
                  (1) or (2) below, as elected by the Owner at the time the request is made. If (2) is chosen, the Owner may elect to change to (1) at any time. Changes from (1) to (2) are not permitted.

                  (1) If the death benefit Option Type is other than Option A, the Option Type will be changed to Option
                           A. Subsequent changes to the Option Type will not be allowed. On each Valuation Date, the Specified Amount will be adjusted to equal the Cash Value, and the Limitation Percentage will be 100%. No additional Premium payments will be permitted. All future monthly deductions will be waived.

                  (2) The Maturity Date will be automatically extended until the next Policy Anniversary. At least 90 days, but no more than 180 days, prior to each subsequent Policy Anniversary, the Owner must request that the Maturity Date be extended each Policy year. All benefits and charges will continue as set forth in this Policy. Monthly Cost of Insurance Rates will be the then current cost of insurance rates.

INCONTESTABILITY  This Policy shall be incontestable after it has been In
                  Force, while You are still alive, for two years from the Policy Date.

                  A new two year contestability period shall apply to each increase in insurance amount beginning on the effective date of each increase and will apply only to statements made in the application for the increase.

                  If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE If You die by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

                  If You die by suicide, while sane or insane, within two years from the effective date of any increase in insurance, Our total liability with respect to such increase will be its cost of insurance.

ISSUE AGE         If Your date of birth or sex is not correctly stated, the
AND SEX           death benefit will be adjusted. The death benefit will be
                  adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on Your correct date of birth and sex.

ANNUAL REPORT     We will send a report to the Owner at least once each year.
                  It will show for the Policy:

                  1. The current cash value;               4. Any current policy loans;
                  2. The current Net Surrender Value;      5. Activity since the last report;
                  3. The current death benefit;            6. Projected values.

                  Additional activity within each Subaccount showing investment experience will also be provided.

TERMINATION       This Policy will terminate on the earliest of:

                  1.  The Maturity Date unless extended;   3.  The end of the grace period;
                  2.  The date of Your death;              4.  The date of Surrender.

POLICY PAYMENT    All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

                  All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

                  1.       The New York Stock Exchange is closed; or
                  2. The SEC requires that trading be restricted or declares an emergency; or
                  3. The SEC allows Us to defer payments to protect Our policyowners.

                  We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.


CONVERSION RIGHTS At any time upon written request within the first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

PROTECTION OF     Unless the Owner directs by filing Written Notice, no
PROCEEDS          Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS
================================================================================

DEATH BENEFIT     The death benefit is based upon the Specified Amount, Option
                  Type and the Limitation Percentage applicable at time of death.

SPECIFIED AMOUNT  The Specified Amount is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE       The Option Type is as shown on the Policy Schedule Page,
                  unless changed in accordance with the Changes section of this provision.

                  If Option Type A is in effect, the death benefit is the greater of:

                  1.       the Specified Amount; or
                  2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                  If Option Type B is in effect, the death benefit is the greater of:

                  1. the Specified Amount plus the cash value of this Policy on the date of Your death; or
                  2. the Limitation Percentage multiplied by the cash value of this Policy on the date of Your death.

                  If Option Type C is in effect, the death benefit is the greater of:

                  1.       the Option Type A benefit; or
                  2. the Specified Amount multiplied by the factor K plus the cash value of this Policy on the date of Your death, where the factor K is equal to the lesser of:

                           a.       1; or
                           b. .04 multiplied by (95 minus Your Attained Age at death).

                  The factor K will never be less than zero.

LIMITATION        The Limitation Percentage is a percentage based on Your
PERCENTAGE        Attained Age at the beginning of the policy year equal to:

                  Attained Age             Limitation Percentage
                  -------------            --------------------------------------
                  40 and under             250%
                  41 through 45            250% minus 7% for each Age over Age 40
                  46 through 50            215% minus 6% for each Age over Age 45
                  51 through 55            185% minus 7% for each Age over Age 50
                  56 through 60            150% minus 4% for each Age over Age 55
                  61 through 65            130% minus 2% for each Age over Age 60
                  66 through 70            120% minus 1% for each Age over Age 65
                  71 through 75            115% minus 2% for each Age over Age 70
                  76 through 90            105%
                  91 through 95            105% minus 1% for each Age over Age 90
                  96 through 99            100%

CHANGES After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule Page.

                  On the effective date of change to a new Option Type, the Specified Amount will be adjusted so that the amount determined under 1 and 2 of the Monthly Cost of Insurance provision will be equal to that determined under the prior Option Type.

                  The Specified Amount may be increased or decreased at any time after the third Policy year by Written Notice. We reserve the right to limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

                  1. Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

                           a) against insurance provided by the most recent increase;
                           b) against the next most recent increases successively; and
                           c) against insurance provided under the original application.

                           No decrease will be allowed if:

                           a) the Specified Amount after any requested decrease would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule Page;
                           b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations; or
                           c) the decrease would cause the Policy to enter the grace period.

                  2. Any request for an increase in Specified Amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will be effective on the first Monthiversary on or next following Our Written Approval. We reserve the right to require any requested increase to be at least $50,000.

                  Only one change in the Option Type or to the Specified Amount will be allowed within each policy year.

                  If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Net Premium Factor for the new band will be applied to all subsequent premiums received following the effective date of change.

DEATH BENEFIT     The Death Benefit Proceeds is the amount payable by Us under
PROCEEDS          this Policy provided this Policy has not terminated prior to
                  Your death. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

                           1.       The death benefit; minus
                           2. Any monthly deductions due during the grace period; minus
                           3.       Any outstanding policy loan; minus
                           4.       Any accrued loan interest.

PREMIUM PROVISIONS
================================================================================
PAYMENT The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

PREMIUMS The amount and frequency of Planned Premiums are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to Our approval.

                  While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

                           1. The amount is below Our current minimum payment requirement; or
                           2. The premium would increase the death benefit by more than the amount of the premium; or
                           3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD      If the Net Surrender Value on any Monthiversary is not
                  sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

                  Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals, minus any outstanding loans, minus any accrued loan interest, and minus any Surrender Charge assessed upon a decrease in the Specified Amount that has been deducted from the cash value) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

REINSTATEMENT     If this Policy terminates, as provided in the Grace Period section, it may be reinstated. The reinstatement is subject to:

                           1. Receipt at Our Office of a Written Notice. Such notice must be within 5 years after the date of Termination and prior to the Maturity Date; and
                           2.       Receipt of evidence of insurability
                                    satisfactory to Us; and
                           3. Payment of a minimum premium sufficient to provide a Net Premium to cover (a) one monthly deduction at the time of Termination, plus (b) the next two monthly deductions which will become due after the time of reinstatement; and
                           4. Payment of an additional amount sufficient to cover any Surrender Charge as of the date of reinstatement.

                  The effective date of a reinstatement shall be the first Monthiversary on or next following the day We approve the application for reinstatement. Any policy loan as of the date of Termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

                                                     SEPARATE ACCOUNT PROVISIONS
================================================================================

THE SEPARATE      The variable benefits under this Policy are provided through
ACCOUNT           the Separate Account as shown on the Policy Schedule Page. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate
                  Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS       The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series
                  Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS         The Owner may transfer all or a portion of this Policy's value in each Subaccount to other Subaccounts or the Fixed Account.
                  We reserve the right to charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation
                  Date on or following the date the request is received at Our
                  Office.

ADDITION,         We reserve the right to transfer assets of the Separate
DELETION          Account, which We determine to be associated with the class of
OR SUBSTITUTION   contracts to which this Policy belongs, to another Separate
OF INVESTMENTS    Account. If this type of transfer is made, the term "Separate
                  Account", as used in this Policy, shall then mean the Separate
                  Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                  We reserve the right, when permitted by law, to:

                           1.       Deregister the Separate Account under the
                                      Investment Company Act of 1940;
                           2.       Manage the Separate Account under the
                                      direction of a committee at any time;
                           3.       Restrict or eliminate any voting privileges
                                      of owners or other persons who have voting privileges as to the Separate Account;
                           4.       Combine the Separate Account or any
                                      Subaccount(s) with one or more other
                                      Separate Accounts or Subaccounts;
                           5.       Operate the Separate Account as a management
                                      investment company;
                           6.       Establish additional Subaccounts to invest
                                      in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and
                           7.       Fund additional classes of variable life
                                      insurance contracts through the Separate
                                      Account.

CHANGE OF         We reserve the right to change the investment objective of a
INVESTMENT        Subaccount. If required by law or regulation, an investment
OBJECTIVE         objective of the Separate Account, or of a Series Fund
                  portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                  Department of the state where this Policy is delivered.

UNIT VALUE        Some of the policy values fluctuate with the investment
                  results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts.
                  The unit value of any Subaccount at the end of a Valuation
                  Period is the result of:

                           1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus
                           2.       The accrued risk charge for adverse
                                    mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule Page; minus
                           3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by
                           4.       The number of outstanding units in the
                                    Subaccount.

                  The use of the unit value in determining contract values is described in the Policy Value Provisions.

                                                         POLICY VALUE PROVISIONS
================================================================================

NET PREMIUM       The applicable Net Premium equals the premium paid multiplied by the Net Premium Factor shown on the Policy Schedule Page minus the Collection Fee, if any, shown on the Policy Schedule
                  Page.

ALLOCATION OF     Net Premiums will be allocated to the Subaccounts of the
NET PREMIUMS      Separate Account and the Fixed Account on the first Valuation
                  Date on or following the date the premium is received at Our
                  Office; except any Net Premium received prior to the Policy
                  Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation
                  Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

                  We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. We reserve the right to impose a charge of $25 for each change of allocation in excess of one per policy year quarter. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY           On each Monthiversary, a monthly deduction for this Policy
DEDUCTIONS        will be made equal to the sum of the following:

                           1. The Monthly Policy Charge as shown on the Policy Schedule Page;
                           2.       The Monthly Cost of Insurance for this
                                    Policy;
                           3. The charge for benefits provided by Riders attached to this Policy;
                           4. The Surrender Charge upon a decrease in the Specified Amount, on the effective date of the decrease.

                  Deductions will be withdrawn from each account in proportion to the value each bears to the Cash Value.


MONTHLY POLICY    Both the Initial and Guaranteed Monthly Policy Charge are
CHARGE            shown on the Policy Schedule Page. It is Our intention to
                  charge the Initial Monthly Policy Charge each month; however, We reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST      The Monthly Cost of Insurance on each Monthiversary is
OF INSURANCE      determined as follows:

                           1.       divide the death benefit on the
                                    Monthiversary by 1.0024663; and
                           2. reduce the result by the cash value on the Monthiversary in the following order until all cash value has been applied:

                                    a)       against the insurance provided
                                             under the original application;
                                    b)       against the insurance provided by
                                             the oldest increase;
                                    c)       against the insurance provided by
                                             the next oldest increase and each
                                             successive increase;
                                    d)       against the insurance provided by
                                             the most recent increase;

                           3. multiply the appropriate Monthly Cost of Insurance rate(s) by each amount of insurance provided under 2 above and sum.

MONTHLY COST OF   The Monthly Cost of Insurance rates will vary by Your sex, Age
INSURANCE         at issue, Age at the time RATES of any increase in Specified
                  Amount, Rate Band, plan of insurance, Rate Class, and the duration from the Policy Date or the date of any increase in Specified Amount. Different Monthly Cost of Insurance rates may apply to increases in the Specified Amount following the Policy Date. Monthly Cost of Insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same Attained Age, sex, plan of insurance, Rate Band, Rate Class, and whose policies or increases have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed
                  Maximum Life Insurance Rates.

SUBACCOUNT VALUE  At the end of any Valuation Period, the Subaccount Value
                  is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

                  The number of units that the Policy has in each Subaccount is equal to:

                           1.       The initial units purchased on the Policy
                                    Date; plus
                           2. Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus
                           3. Units purchased through transfers from another Subaccount or the Fixed Account; minus
                           4. Those units that are redeemed to pay for monthly deductions as they are due; minus
                           5. Any units that are redeemed to pay for cash withdrawals; minus
                           6. Any units that are redeemed as part of a transfer to another Account.

FIXED ACCOUNT     At the end of any Valuation Period, the Fixed Account value is
VALUE             equal to:

                           1. The sum of all Net Premiums allocated to the Fixed Account; plus
                           2. Any amounts transferred from a Subaccount to the Fixed Account; plus
                           3.       Total interest credited to the Fixed
                                    Account; minus
                           4.       Any amounts charged to pay for monthly
                                    deductions as they are due; minus
                           5.       Any amounts withdrawn from the Fixed Account
                                    to pay for cash withdrawals; minus
                           6. Any amounts transferred from the Fixed Account to a Subaccount.

                  Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account.

                  On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                           1. Written Notice be received by Us within 30 days after an Anniversary.
                           2. The transfer will take place on the date We receive such Written Notice.
                           3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                  We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE        At the end of any Valuation Period, the cash value of the
                  Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

SURRENDER         While this Policy is In Force, the Owner may Surrender this
                  Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.

NET SURRENDER     The Net Surrender Value is the amount payable upon Surrender
VALUE             of this Policy. The Net Surrender Value as of any date is
                  equal to:

                           1.       the cash value as of such date; minus
                           2.       any Surrender Charge as of such date; minus
                           3.       any outstanding policy loan; minus
                           4.       any accrued loan interest.

SURRENDER CHARGE  During the first 15 policy years, a Surrender Charge will be incurred upon Surrender of this Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy Schedule Page.

                  During the first 15 years following each increase in the Specified Amount, an additional Surrender Charge will be based upon the Table of Surrender Charges shown on the supplemental Policy Schedule Page provided at the time We approve the requested increase.

SURRENDER CHARGE During the first 15 policy years, or during the 15 year period UPON DECREASE IN subsequent to each increase in Specified Amount, Surrender SPECIFIED AMOUNT Charges will be assessed against the cash value upon a requested decrease in coverage. For decreases which reduce any increase in its entirety, the full Surrender Charge as determined under the Surrender Charge provisions above will be assessed against that portion of the decrease equal to the increase. For decreases which partially reduce any previous increase in Specified Amount or the amount in (d) below, a partial Surrender Charge will be assessed. This partial Surrender Charge will be equal to:

                           1. the amount of the Specified Amount decrease; multiplied by
                           2. the Surrender Charge shown on the Table of Surrender Charges applicable to that portion of the reduction in Specified Amount.

                  Surrender Charges upon a decrease in Specified Amount will be charged in the following order:

                                    (a)      the Surrender Charges for the
                                             insurance provided by the most
                                             recent increase;
                                    (b)      the Surrender Charges for insurance
                                             provided by the next most recent
                                             increase and each next most recent
                                             increase;
                                    (c)      the Surrender Charges for insurance
                                             provided by the oldest increase;
                                    (d)      the Surrender Charges for the
                                             insurance provided under the
                                             original application.

                  A Surrender Charge will not be deducted from the cash value when a Specified Amount decrease results from (a) a change in Option Type, or (b) a withdrawal when the death benefit is Option Type A, as described in the Withdrawals Provision below. If a Surrender Charge is deducted due to a decrease in Specified Amount, any future Surrender Charges incurred during the Surrender Charge period will be based on the reduced Specified Amount.

WITHDRAWALS       Cash withdrawals may be made any time after the first policy year and while this Policy is In Force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by Written Notice. A processing fee of the lesser of 2% of the amount withdrawn or $25 will be deducted from each withdrawal amount and the balance paid to the Owner.

                  When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. If the Specified Amount following the withdrawal results in a change in the Rate Band, the Net Premium factors for the new band will be applied to all subsequent premiums received following the date of the withdrawal. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule Page.

                  The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF   Subject to the Grace Period section of the Premium Provisions,
INSURANCE         insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender
                  Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity
                  Date nor continue any Rider beyond the date for its Termination, as provided in the Rider.

INSUFFICIENT      If the Net Surrender Value on any Monthiversary is not
VALUE             sufficient to cover the monthly deductions then due, this
                  Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF
COMPUTATIONS      Policy values and reserves are at least equal to those
                  required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS      After the first policy year and during the continuance of this
                  Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the cash value, less any Surrender Charges and any outstanding policy loan, including accrued interest. The amount of any policy loan may be limited to no less than $500, except as noted below.

                  When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                  The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                  While this Policy is In Force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

                  Interest on any loan will be at the maximum policy loan rate of 4%, payable in arrears. We may declare from time to time various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate.

                  At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

                                                              SETTLEMENT OPTIONS
================================================================================

EFFECTIVE DATE    The effective date of a settlement provision will be either
AND FIRST         the date of Surrender or the date of death. The first payment
PAYMENT DUE       due will be on the effective date of the settlement provision.

BETTERMENT OF
MONTHLY ANNUITY   The payee will receive the greater of:

                           1.       The income rate guaranteed in this Policy;
                                    or
                           2. The income rates in effect for Us at the time income payments are made.

AVAILABILITY      If the payee is not a natural person, an optional method of settlement is only available with Our permission. No optional method of settlement is available if:

                           1.       The payee is an assignee; or
                           2.       The periodic payment is less than $100.

AGE Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE      Prior to making the first payment under this Policy,
AND SEX           We reserve the right to require satisfactory evidence
                  of the birthdate and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.

PROOF OF          Prior to making any payment under this Policy, We reserve the
SURVIVAL          right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 3%.

                     TABLE OF OPTIONAL METHODS OF SETTLEMENT
                  DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT
                             PER $1,000 OF PROCEEDS.

Option A -
Fixed Period      The proceeds will be paid in equal installments. The
                  installments will be paid over a fixed period determined from the following table:

                          Fixed Period
                           (in months)       Factor
                          ------------       ------
                                60            17.91
                               120             9.61
                               180             6.87
                               240             5.51

Option B -        The proceeds will be paid in equal installments determined
Life Income       from the following table. Such installments are payable:

                           1.       during the payee's lifetime only (Life
                                    Annuity); or
                           2. during a 10-year fixed period certain and for the payee's remaining lifetime (Certain Period); or
                           3. until the sum of installments paid equals the annuity proceeds applied and for the payee's remaining lifetime (Installment Refund).

      Payee's                Life Annuity                  Certain Period                     Installment Refund
        Age         Male       Female       Unisex    Male     Female      Unisex       Male      Female       Unisex
      -------      -----       ------       ------    ----     ------      ------       -----     ------       ------
         55         4.18        4.01         4.06     4.13      3.99        4.03         3.99      3.89         3.92
         60         4.64        4.42         4.49     4.57      4.38        4.44         4.36      4.23         4.27
         65         5.30        4.98         5.08     5.14      4.89        4.97         4.83      4.67         4.72
         70         6.21        5.78         5.90     5.86      5.58        5.66         5.43      5.26         5.31
         75         7.46        6.94         7.09     6.70      6.45        6.53         6.22      6.04         6.09
         80         9.23        8.66         8.83     7.61      7.46        7.51         7.24      7.08         7.13
         85        11.72       11.24        11.38     8.44      8.40        8.41         8.55      8.45         8.48
         90        15.16       14.94        15.00     9.06      9.05        9.05        10.22     10.19        10.20

Option C - Joint  The proceeds will be paid in equal installments during the
and Survivor      joint lifetime of two payees:
Life Income

     1. continuing upon the death of the first payee           2. reduced by one-third upon the death of the
        for the remaining lifetime of the survivor;               first payee and continuing for the
        or                                                        remaining lifetime of the survivor.

                Joint Life Income with Full                             Joint Life Income with 2/3
                     Amount to Survivor                                        to Survivor

               Female                                                    Female
               ------                                                    ------
     Male        55        60      65       70         75      Male        55        60      65       70     75
     ----       ----      ----    ----     ----       ----     ----       ----      ----    ----     ----   ----
      55        3.61      3.74    3.86     3.96       4.04      55        3.91      4.09    4.29     4.51   4.75
      60        3.72      3.91    4.09     4.26       4.39      60        4.08      4.30    4.54     4.81   5.11
      65        3.81      4.06    4.32     4.57       4.80      65        4.28      4.53    4.83     5.17   5.54
      70        3.88      4.18    4.52     4.89       5.25      70        4.49      4.79    5.15     5.57   6.05
      75        3.93      4.27    4.69     5.17       5.70      75        4.70      5.05    5.47     5.99   6.61

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO

                 Flexible Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
  Flexible Premiums Payable During Lifetime of Insured Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results